Exhibit 6.3

Employment Agreement

This Employment Agreement (this "Agreement") is made effective as of December 01, 2022, by and between CalTier Inc ("CalTier"), of 14269 Danielson St, Poway St, California, 92064 and Parker Smith of [_].

A. CalTier is engaged in the business of crowdfunding, fintech and real estate Parker Smith will primarily perform the job duties at the following location: 14269 Danielson St, Poway, California.

B. CalTier desires to have the services of Parker Smith.

C. Parker Smith is willing to be employed by CalTier.

Therefore, the parties agree as follows:

EMPLOYMENT. CalTier shall employ Parker Smith as a(n) Chief Operating Officer (COO). Parker Smith shall provide to CalTier the following services: Responsible for all day-to-day operations of the company. They oversee the operations, finance, human resources, marketing, and other departments. The COO ensures that the company meets its goals and objectives. Parker Smith accepts and agrees to such employment, and agrees to be subject to the general supervision, advice and direction of CalTier and CalTier's Board of Directors. Parker Smith shall also perform (i) such other duties as are customarily required to direct and manage all of the day-to-day operations of Parker Smith, and (ii) such other and unrelated services and duties as may be assigned to CalTier from time to time by CalTier.

BEST EFFORTS OF EMPLOYEE. Parker Smith agrees to perform faithfully, industriously, and to the best of Parker Smith's ability, experience, and talents, all of the duties that may be required by the express and implicit terms of this Agreement, to the reasonable satisfaction of CalTier. Such duties shall be provided at such place(s) as the needs, business, or opportunities of CalTier may require from time to time. Parker Smith shall devote his full business time to the rendition of such Services, subject to absences for customary vacations and for temporary illness. In addition, Parker Smith will not engage in any other gainful occupation which requires Parker Smith's personal attention and/or creates a conflict of interest with job responsibilities under this Agreement without the prior approval of the Board, with the exception that Parker Smith may personally trade in stock, bonds, securities, commodities or real estate investments for his own benefit.

COMPENSATION OF EMPLOYEE. As compensation for the services provided by Parker Smith under this Agreement, CalTier will pay Parker Smith an annual salary of $120,000.00 payable in accordance with CalTier's usual payroll procedures. Upon termination of this Agreement, payments under this paragraph shall cease; provided, however, that Parker Smith shall be entitled to payments for periods or partial periods that occurred prior to the date of termination and for which Parker Smith has not yet been paid, and for any commission earned in accordance with CalTier's customary procedures, if applicable. Accrued vacation will be paid in accordance with state law and CalTier's customary procedures. This section of the Agreement is included only for accounting and payroll purposes and should not be construed as establishing a minimum or definite term of employment.

EXPENSE REIMBURSEMENT. CalTier will reimburse Parker Smith for "out-of-pocket" expenses incurred by Parker Smith in accordance with CalTier's policies in effect from time to time.

RECOMMENDATIONS FOR IMPROVING OPERATIONS. Parker Smith shall provide CalTier with all information, suggestions, and recommendations regarding CalTier's business, of which Parker Smith has knowledge, that will be of benefit to CalTier.

INTELLECTUAL PROPERTY RIGHTS. All information, ideas, concepts, improvements, discoveries, and inventions, whether patentable or not, which are conceived, made, developed or acquired by Parker Smith, individually or in conjunction with others, during Parker Smiths employment by CalTier (whether during business hours or otherwise and whether on CalTier's premises or otherwise) which relate to CalTier's business, products or services (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer's organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names, and marks), and all writings or materials of any type embodying any of such items, shall be disclosed to CalTier and are and shall be the sole and exclusive property of CalTier.

TERM/TERMINATION. Parker Smith's employment under this Agreement shall be for an unspecified term on an "at will" basis. This Agreement may be terminated by CalTier upon 90 days written notice, and by Parker Smith upon 90 days written notice. If Parker Smith is in violation of this Agreement, CalTier may terminate employment with cause without notice and with compensation to Parker Smith only to the date of such termination. As used in this Agreement, the term "Cause" shall include, without limitation: insubordination; dishonest; fraud; serious dereliction of duty; criminal activity; acts of moral turpitude; conviction of a felony, plea of guilty or nolo contendere to a felony charge or any criminal act involving moral turpitude. The compensation paid under this Agreement shall be Parker Smith's exclusive remedy.

If Parker Smith's employment is terminated by CalTier without cause, Parker Smith shall continue to receive Parker Smiths base salary, bonus and benefits (including car allowance, health care and life insurance as applicable) for a period of _________________ from the effective date of termination (the "Severance Period").

If Parker Smith terminates this Agreement by providing appropriate notice, the Company, at its election, may (i) require Parker Smith to continue to perform Parker Smiths duties hereunder for the full notice period, or (ii) terminate Parker Smith 's employment at any time during such notice period, provided that any such termination shall not be deemed to be a termination without cause of Parker Smith 's employment by CalTier Inc. Unless otherwise provided by this Section, all compensation and benefits paid by CalTier Inc to Parker Smith shall cease upon his last day of employment.

TERMINATION FOR DISABILITY. CalTier shall have the option to terminate this Agreement, if Parker Smith becomes permanently disabled and is no longer able to perform the essential functions of the position with reasonable accommodation. CalTier shall exercise this option by giving 90 days written notice to Parker Smith.

Parker Smith will not be entitled to and shall not receive any compensation or benefits of any type following the effective date of termination except as available under any disability policy covering Parker Smith as of his termination date. "Permanently disabled" for the purposes of this Agreement means Parker Smith 's inability, due to physical or mental illness, to perform the essential functions of Parker Smiths job, with or without a reasonable accommodation, for the period of 60 during any one employment year.

TERMINATION DUE TO DEATH. Parker Smiths employment under this Agreement will terminate immediately upon Parker Smiths death and CalTier Inc shall not have any further liability or obligations to Parker Smith's estate, executors, heirs, assigns or any other person claiming under or through Parker Smiths estate, except that Parker Smith's estate shall receive any accrued but unpaid salary or bonuses and any life insurance benefits to be paid pursuant to Parker Smith's beneficiary designation.

COMPLIANCE WITH EMPLOYER'S RULES. Parker Smith agrees to comply with all of the rules and regulations of CalTier.

RETURN OF PROPERTY. Upon termination of this Agreement, Parker Smith shall deliver to CalTier all property which is CalTier's property or related to CalTier's business (including keys, records, notes, data, memoranda, models, and equipment) that is in Parker Smith's possession or under Parker Smith's control. Such obligation shall be governed by any separate confidentiality or proprietary rights agreement signed by Parker Smith.

NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or on the third day after being deposited in the United States mail, postage paid, addressed as follows:

Employer:

CalTier Inc

Matt Belcher

CEO

14269 Danielson St

Poway St, California 92064

Executive:

Parker Smith

[_]

Such addresses may be changed from time to time by either party by providing written notice in the manner set forth above.

BINDING AGREEMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, personal representatives, successors and assigns. In the event CalTier Inc is acquired, is a non-surviving party in a merger, or transfers substantially all of its assets, this Agreement shall not be terminated and the transferee or surviving company shall be bound by the provisions of this Agreement. The parties understand that the obligations of Parker Smith are personal and may not be assigned by Parker Smith.

ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

AMENDMENT. This Agreement may be modified or amended, if the amendment is made in writing and is signed by both parties.

SEVERABILITY. If any provisions of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

APPLICABLE LAW. This Agreement shall be governed by the laws of the State of California.

SIGNATORIES. This Agreement shall be executed on behalf of CalTier Inc by Matt Belcher, CEO and by Parker Smith. The Agreement shall be effective as of the date first written above.

EMPLOYER:

CalTier Inc

CEO

By:	/s/ Matt Belcher	Date:	12/22/2022
Matt Belcher
CEO

AGREED TO AND ACCEPTED.

EXECUTIVE:

By:	/s/ Parker Smith	Date:	12/22/2022
Parker Smith